Columbia Funds Series Trust II (f/k/a Banc of America Funds Trust) Semi- Annual N-SAR report for the period ending 4/30/09


Banc of America Retirement 2005 Portfolio
Banc of America Retirement 2010 Portfolio
Banc of America Retirement 2015 Portfolio
Banc of America Retirement 2020 Portfolio
Banc of America Retirement 2025 Portfolio
Banc of America Retirement 2030 Portfolio
Banc of America Retirement 2035 Portfolio
Banc of America Retirement 2040 Portfolio


Item 77E Legal Proceedings:
Columbia Nations Funds 				June 2009

Columbia Retirement Portfolios are not parties to any regulatory proceedings or litigation. Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for certain Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation
In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.) (collectively "BAC"), Nations Funds
Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.


N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Retirement 2025 Portfolio

As of April 30th, 2009
Name of Person                   Ownership % of Series
NFS LLC FEBO                     27.67%



As of November 1st 2008
Name of Person                   Ownership % of Series



Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person


Item 77Q1(e):
The Investment Advisory Agreement dated June 1, 2006, with Schedule I effective as of September 30, 2006, by and between Banc of America Funds Trust and Columbia Management Advisors, LLC is incorporated by reference to Post-Effective Amendment No. 2 to the Registration Statement of on
Form N-1A filed on February 28, 2007 (Accession no. 0000950135-07-001284).